Exhibit 99.8

EMPLOYEE COMMUNICATION

Subject: Important Concert News Today

Team,

This morning we announced that Sun Pharma will acquire Concert, gaining full ownership of the Company and deuruxolitinib. Through this transaction, we will establish a strong path for the future of deuruxolitinib – enabling the valuable drug candidate we have all worked so tirelessly to develop to reach the market effectively and positively impact Alopecia Areata patients in need. The press release we issued is available on our website here: https://ir.concertpharma.com/press-releases.

First and foremost, let me say that I am extremely proud of what our team has accomplished. This recognition by a global company like Sun Pharma is a testament to your efforts, and the incredible value we have created. Equally important, I want to acknowledge that this is a big announcement, and with that can sometimes come uncertainty around change. Your leadership team will be here to support you at every step of this process, as we move towards officially becoming part of Sun Pharma. I know there will be many questions over the next few months, and we will do our best to answer them as decisions are made and we have information to share. For right now, we have included an FAQ document that will hopefully address some initial questions you may have.

We believe that Sun Pharma is the right fit for us, and this deal comes at the right time. As you know, we have worked very hard over the past several years transitioning into a late-stage development company and, based on our clinical success, commercial infrastructure and resources are now needed to support deuruxolitinib’s path to the patients. On the cusp of this commercial stage and in the current business environment, I believe this agreement with Sun Pharma is the best move for our Company and in the best interest of patients who will have the potential for future access to deuruxolitinib. With Sun Pharma’s strong commercial capabilities and deuruxolitinib’s potential best-in-class profile, we expect they will build on our team’s great work and maximize its full potential.

Looking at the bigger picture, this transaction closely aligns with Concert’s steadfast mission to translate innovative science to clinical solutions in order to meaningfully improve patients’ lives. Sun Pharma is focused on building a global Dermatology and Ophthalmology franchise and aims to be a preferred development and commercial partner in these therapies worldwide. We believe that working with Sun Pharma will enable us to fully execute on this mission and commercialize deuruxolitinib to deliver meaningful impact to Alopecia Areata patients.

We will be hosting an All Company meeting later this morning to discuss this announcement and what it means in more detail.

Until the transaction closes, which we expect to happen in the first quarter of 2023, it is generally business as usual. We appreciate your patience and flexibility during this transition.

Together, I believe we have developed something extraordinary to positively impact patients, and again, I couldn’t be prouder. I thank you for your commitment and dedication to Concert.

I look forward to our meeting this morning to discuss today’s news. Be on the lookout for a calendar invite shortly with the meeting details.

Roger

Forward Looking Statements

This communication contains express or implied forward-looking statements related to Sun Pharmaceutical Industries Ltd. (“Sun Pharma”), Concert Pharmaceuticals, Inc. (“Concert”) and the acquisition of Concert by Sun Pharma, including express or implied forward-looking statements about deuruxolitinib, its therapeutic benefits and its regulatory development pathway, and the future operations and performance of Sun Pharma and Concert. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies and members of their senior management teams. Words such as “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of such forward-looking statements include, but are not limited to, express or implied:

•	statements regarding the transaction and related matters, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses;

•

statements of targets, plans, objectives or goals for future operations, including those related to Sun Pharma’s and Concert’s products, product research, product development, product introductions and product approvals as well as cooperation in relation thereto;

•

statements containing projections of or targets for revenues, costs, income (or loss), earnings per share, capital expenditures, dividends, capital structure, net financials and other financial measures;

•	statements regarding future economic performance, future actions and outcome of contingencies such as legal proceedings; and

•	statements regarding the assumptions underlying or relating to such statements.

These statements are based on current plans, estimates and projections. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific. Sun Pharma and Concert each caution that a number of important factors, including those described in this document, could cause actual results to differ materially from those contemplated in any forward-looking statements.

Factors that may affect future results and may cause these forward-looking statements to be inaccurate include, but are not limited to: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Concert’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the possibility that the proposed transaction may not be completed in the time frame expected by Sun Pharma and Concert, or at all; failure to realize the anticipated benefits of the proposed transaction in the time frame expected, or at all; the effects of the transaction on relationships with employees, other business partners or governmental entities; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; significant or unexpected costs, charges or expenses resulting from the proposed transaction; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Sun Pharma’s shares or Concert’s common stock and/or Sun Pharma’s or Concert’s operating results; the difficulty of predicting the timing or outcome of regulatory approvals or actions; the risks related to non-achievement of the CVR milestones and that holders of the CVRs will not receive payments in respect of the CVRs; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; risk of litigation and/or regulatory actions related to the proposed acquisition; adverse impacts on business, operating results or financial condition in the future due to pandemics, epidemics or outbreaks, such as COVID-19, and their impact on Sun Pharma’s and Concert’s respective businesses, operations, supply chain, patient enrollment and retention, clinical trials, strategy, goals and anticipated milestones; government-mandated or market-driven price decreases for Sun Pharma’s or Concert’s products; introduction of competing products; reliance on information technology; Sun Pharma’s or Concert’s ability to successfully market current and new products; Sun Pharma’s, Concert’s and their collaborators’ ability to continue to conduct research and clinical programs; exposure to product liability and legal proceedings and investigations; and other risks and uncertainties detailed from time to time in Concert’s periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”) as well as the Schedule 14D-9 to be filed by Concert and the Schedule TO and related tender offer documents to be filed by Sun Pharma and Foliage Merger Sub, Inc., a wholly owned subsidiary of Sun Pharma (“Purchaser”).

Any forward-looking statements speak only as of the date of this communication and are made based on the current beliefs and judgments of Sun Pharma’s and Concert’s management, and the reader is cautioned not to rely on any forward-looking statements made by Sun Pharma or Concert. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Unless required by law, each of Sun Pharma and Concert is under no duty and undertakes no obligation to update or revise any forward-looking statement after the distribution of this communication, whether as a result of new information, future events or otherwise.

Additional Information And Where To Find It

The tender offer referenced in this document has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Concert, nor is it a substitute for any tender offer materials that Sun Pharma, Concert or Purchaser will file with the SEC. A solicitation and an offer to buy shares of Concert will be made only pursuant to an offer to purchase and related materials that Sun Pharma intends to file with the SEC. At the time the tender offer is commenced, Sun Pharma and Purchaser will file a Tender Offer Statement on Schedule TO with the SEC, and Concert will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. CONCERT’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Concert at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting Sun Pharma or Concert. Free copies of these materials and certain other offering documents are available by contacting Sun Pharma’s Investor Relations Department at abhi.sharma@sunpharma.com, Concert’s Investor Relations Department at ir@concertpharma.com, or by directing requests for such materials to the information agent for the offer, which will be named in the Tender Offer Statement. Copies of the documents filed with the SEC by Concert will be available free of charge under the “Investors” section of Concert’s internet website at www.concertpharma.com.

In addition to the Solicitation/Recommendation Statement, Concert files annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Concert at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Concert’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.